Exhibit 99.01

Pazoo Receives $750,000 To Complete $1,000,000 Commitment –
Begins Final Preparations for Large Scale National Branding Campaign

CEDAR KNOLLS, NJ, August 2, 2012 – Pazoo, Inc., (OTCBB Symbol: PZOO) is pleased to announce that Integrated Capital Partners, Inc. followed through on its commitment to invest $1,000,000 on or before August 31, 2012 with an investment of $750,000 yesterday, August 1, 2012. An initial $250,000 investment, in accordance with a June 1, 2012 Investment Agreement (See, Form 8-K filed with the Securities and Exchange Commission of June 20, 2012), was made in early June 2012.

Pazoo will be running approximately 70,000 sixty-second local advertising spots during the months of September and October. Additionally, a large-scale digital media branding campaign will begin by the end of this month. Several other grass roots marketing initiatives and direct response programs will be implemented in the near future. A broad-based social media initiative will be rolled out shortly to create greater awareness of Pazoo’s commitment to improve or enhance the health and wellness of people and their pets.

David M. Cunic, CEO of Pazoo, Inc., stated, “By choosing to fund the maximum amount of its option, Integrated Capital Partners, Inc. has given Pazoo a crucial vote of confidence. It allows us to continue to execute our business plan without any financial constraints. We are now moving ahead full force in branding Pazoo and turning it into a household name.”

About Pazoo, Inc.:
Pazoo, Inc.'s web site www.pazoo.com provides a warehouse of competitively priced products and a roster of experts who deliver useful information for achieving a fuller and richer life for both humans and their pets. Pazoo.com is a unique, interactive, e-commerce site where consumers can gain insights into health and wellness for themselves and their animals from leading Health & Wellness and Pet Industry experts. The company’s team of medical, fitness, nutritional and pet professionals seeks to enhance its customers' wellbeing by offering an expanding selection of high quality merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: investor@pazoo.com
SOURCE Pazoo, Inc.